Exhibit 10.8

March 15, 2005

Mr. James J. Cramer
c/o TheStreet.com, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Re:	Employment Agreement, dated as of February 22, 2004 (the "Employment Agreement"), between TheStreet.com, Inc., (the "Company"), and James J. Cramer ("Cramer").

Dear Jim:

                                Reference is made to the Employment Agreement. The parties hereto wish to extend the term of the Employment Agreement and make certain other changes to its terms. Capitalized terms used and not defined herein have the same meanings ascribed to them in the Employment Agreement.

                                In consideration of the foregoing and of the mutual agreements of the parties herein contained, the parties hereby agree that this letter, when executed by the parties, shall amend, modify and supplement the Employment Agreement as follows:

1.	By deleting the date “February 21, 2005", in the first sentence of Section 1, Paragraph (a), and inserting the date “July 31, 2005".

2.	By adding a new subsection, (f), to Section 2 “Compensation” in the following manner:

“	(f) In addition to the compensation otherwise provided for above, Cramer is entitled to receive a fee, effective as of January 1, 2005, from the Company relating to his provision of Radio Services for the Company pursuant to the Radio Agreement. This fee shall be equal to the Talent Fee actually received by the Company from Buckley under the Radio Agreement and shall be payable to Cramer upon receipt by the Company.”

3.	By changing the current subsection “(d)” of Section 4 “Employment Termination” to subsection “(e)” of Section 4 “Employment Termination”.

4.	By inserting a new subsection “(d)” to Section 4 “Employment Termination” in the following manner:

“	(d) In addition to termination as otherwise provided for above, Cramer shall have the right to terminate this Employment Agreement on a date that is thirty (30) days after the occurrence of a Change of Control. For purposes of this Employment Agreement, a Change of Control shall be deemed to have occurred in the event any of the following occurs:

    (i)     the acquisition by any one person or more than one person acting as a group (as defined in Q&A 12(b) of IRS Notice 2005-1) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company if such person or group was not an owner of at least five percent of the total fair market value or total voting power of the stock of the Company immediately prior to the Company’s initial public offering;

    (ii)     a majority of the members of the Company’s Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

    (iii)     any one person or more than one person acting as a group (as defined in Q&A 14(c) of IRS Notice 2005-1) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, other than an acquisition of assets of the Company by (w) a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to the Company’s stock, (x) an entity fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (y) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent or more of the total value or voting power of all the outstanding stock of the Company, or (z) an entity at least fifty percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (y).”

5.	Except as expressly modified, amended or supplemented by this letter agreement, all other terms and provisions of the Employment Agreement shall remain and continue unmodified in full force and effect.

If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards, THESTREET.COM, INC.
	By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED & ACCEPTED:

/s/ James J. Cramer James J. Cramer